Pricing Supplement No. 64  Dated February 6, 1998
To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $25,000,000

CUSIP: 61687Y BX4

Trade Date: February 6, 1998

Settlement Date: February 11, 1998

Maturity Date:  February 11, 2000

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100.00%

Net Proceeds to Issuer: 100.00%

Interest Rate (per annum): 3-month LIBOR minus 5 basis points.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): May 11, August 11, November 11 and
February 11 of each year, commencing May 11, 1998.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                (  )  Other

Initial Interest Rate Per Annum: Rate on the second London
Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
                 (  )  Monthly  ( X )  Quarterly  (   ) Other:

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
     (X )  Quarterly  (Actual/360)
     (  )  Semi-annually; the third Wednesday of :
              (   )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Quarterly;  May 11, August 11, November 11, and
February 11 of each year, commencing May 11, 1998 (subject to
Business Day convention described  in the Prospectus Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)
Spread (plus/minus): minus 5 basis points    Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( X)  Actual/360
                         (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
( X )  The Notes may not be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National Association
                         (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.